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Trico Marine Services, Inc.
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May 7, 2007

Åge Korsvold

Chief Executive Officer

Kistefos AS

Stranden 1

N-0250 Oslo

Norway

Dear Åge:

I am writing to respond to your May 4, 2007 letter to the Board of Directors that was attached to your SEC filing of that date.

When I called you earlier last week and left a message, I had expected that you would return my call.  Had we spoken, I could have addressed your concerns with you directly. However, since you chose to publish your letter in an SEC filing, I think it’s important that Trico do likewise so that we can publicly address your concerns.

Our Business Strategy

In your letter, you question our strategic plan but fail to acknowledge that the actions taken since March 2005 are exactly what you recommend.  We believe our business plan has served the interests of all our stockholders by expanding the Company’s fleet to serve growing markets; or to use your words: “expanding its revenue base, increasing its fleet and increasing market share through additional investments.”  The Board has spent the past two years diligently working with its advisors to build and refine its strategic plan, and we believe it provides a prudent yet strong growth strategy.

Simply stated, the Board is enhancing stockholder value by:

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expanding into growth markets;

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reinvesting in  our fleet;

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seeking attractive acquisition opportunities; and

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maintaining a conservative financial profile.

Since March 2005, we have nearly tripled the number of vessels operating in West Africa.  In June 2006, we entered the market in Southeast Asia through a partnership with China Oilfield Services Limited, the leading offshore services Company in China.  Most importantly, we have actively deployed or monetized our previously stacked fleet, cutting the number of stacked supply vessels by 95%.

As we have previously discussed, the Board and management are committed to reinvesting in Trico’s fleet, and the Company has financial resources sufficient to do so.  The Company’s recent convertible debt financing represented an attractive opportunity to raise capital in order to execute Trico’s strategy, and was therefore a necessary part of our plan. As our CEO has explained to you and as we presented in our strategy update in March 2007, that financing does not have the dilutive effects that you attribute to it.

The market has recognized the success of our growth strategy to date. Since formation of our new Board in March 2005 (the members of which were individually selected by what became over 80% of our shareholders upon our emergence from bankruptcy), our stock price has increased 83%, outperforming our U.S.-listed peer group and the oilfield services index.  Our stock price reached an all time high on May 4, 2007. In two short years we have used the strength of the energy markets to redeploy our fleet to growing markets, eliminated excess capacity and now, with a revitalized balance sheet, we will reinvest in our fleet. As we successfully execute this next phase, I believe the equity markets will again reward Trico for its performance.

You have added to your recommendations the idea of paying a substantial cash dividend or implementing a significant stock buy back. The Board has considered both of these ideas and many others in the course of its continuing review of Trico’s strategic plan.  In our view, a substantial dividend or stock repurchase at this time would deplete the Company’s cash reserves and potentially jeopardize our continued growth.  While a special dividend or repurchase may achieve a temporary pop in the price of Trico’s stock above its already historic high, the Company’s long-term growth strategy would be put at risk.  We do not believe this is a gamble we can afford to take. I note also that a significant dividend or repurchase program would be inconsistent with your recommendation that the Company expand its revenue base and increase its active fleet.  While the Board does not believe a large dividend or repurchase is in the interests of our stockholders at this time, we do hope that the successful execution of our fleet rejuvenation strategy will position Trico in the future to consider returning capital to stockholders.

You also referred to Trico’s decision to exercise its option on a new build contract that it had.  For the sake of clarity, let me restate what you have already heard from management. Trico is not in the business of speculating in the vessel construction market. This practice is imprudent in our opinion and not part of the fundamentals of running a sound OSV operation. Our aversion to transactional speculation comes from an appreciation of the highly cyclical nature of the OSV markets. At the risk of repeating the details, there was no guarantee at the time that the Company could have resold the option and realized a gain.  If the market had gone the other way and Trico was unable to find a buyer, we would have been forced to execute the contract, pay the additional $20 million to acquire the vessel, and either operate the vessel without an initial contract to recoup this investment or sell it at a loss.  We approached this ship building option as we do all such opportunities, as an operational matter to further our growth strategy, not as a speculative way to gamble in the market.

Rights Agreement

You also expressed concern about Trico’s stockholder rights plan.  I think that it is important to clear up your misconceptions about the plan.

The Board carefully considered the need to put a Rights Agreement in place.  We wanted to ensure that all Trico stockholders realize the fair value of their investment by guarding against any abusive actions that may be attempted in order to gain control of the Company without compensating all stockholders for that control.  The Board believes that certain takeover attempts can be disadvantageous to our stockholders because the offer may be designed to minimize the possibility of more favorable competing bids or alternative transactions.  Other offers may involve the acquisition of a controlling interest in our stock through market purchases or other means, without affording all stockholders the right to share in a control premium. By contrast, when the Board negotiates with a potential acquirer, it would be able to take into account the underlying value of our business, including the potential long-term benefits of our growth strategy.  The Board could also consider the possibilities for alternative transactions on more favorable terms, possible advantages from a tax-free reorganization, and the equitable treatment of all stockholders.

During the course of its review, the Board worked with its advisors to prepare a Rights Agreement that strikes an appropriate balance between the Board’s authority to negotiate proposed offers with provisions designed to give stockholders a greater voice in the process.  The result is a Rights Agreement that includes a number of features intended to reflect progressive corporate governance practices.  For example, the Rights Agreement has a three year term rather than the ten year term included in the plans of many other public companies.  In addition, the Rights Agreement provides that our stockholders will be able to vote to ratify the plan at the 2008 Annual Meeting.  Perhaps most importantly, the Rights Agreement will not apply to certain “Qualified Offers” if a majority of “Disinterested Shares” so vote at a special meeting.

In your letter you expressed your concern that the Rights Agreement would mean that potential bidders would be “forced to negotiate with management, and are effectively precluded from taking their offer directly to the stockholders.”  However, if the Company received a Qualified Offer and a majority of Disinterested Shares approved the offer, that offer would be exempt from the Rights Agreement.

The Rights Agreement was designed in the best interests of our stockholders.  Our Board is comprised of engaged directors, a majority of whom are independent, specifically selected based on their level of executive and industry experience.

Governance Structure

I also wanted to address one other statement in your letter regarding Trico's corporate governance. As you are well aware, Trico's classified Board was established by our bondholders during our restructuring and approved by the bankruptcy court. As one of Trico's largest bondholders, I assume that Kistefos had the opportunity to participate in these deliberations, but declined to do so. I do not understand why you are questioning this matter when it would appear that you had an opportunity at the time to influence the outome.

In closing, I want to respond to your statement that our Board of Directors has “failed to seriously or effectively respond to any of our requests or recommendations.” To the best of my knowledge, we have listened to your views and responded to you on a timely basis. However, as you noted in our last conversation about the time of our convertible bond offering, there may be times when we will have to agree to disagree. But let me emphasize we will continue to be responsive and strive to maximize value for all stockholders.

I hope that this letter answers your questions and clears up any confusion about Trico’s growth strategy and Rights Agreement. If you have any further questions, please feel free to call me so that we can discuss them.

We value the input and suggestions of our stockholders and look forward to building a strong future for our Company.

Sincerely,

Joseph S. Compofelice

Chairman of the Board of Directors

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In connection with the solicitation of proxies, on April 30, 2007 Trico filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement and a WHITE proxy card for its 2007 annual meeting of stockholders. Trico stockholders are strongly advised to read these documents as they contain important information. Stockholders may obtain Trico’s proxy statement, a WHITE proxy card and any amendments or supplements and other documents for free at the SEC’s website at www.sec.gov. Copies of Trico’s proxy materials will also be available for free at Trico’s website at www.tricomarine.com or by writing to Trico Marine Services, Inc., 3200 Southwest Freeway, Suite 2950, Houston, Texas 77027. In addition, copies may be requested by contacting, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are deemed participants in the solicitation of proxies is available in Trico’s definitive proxy statement. The contents of the websites referenced above are not deemed to be incorporated by reference into Trico’s proxy statement.